Exhibit 10.5
Cash Award Notice and Agreement

Bob Evans Farms, Inc. ID: 31-4421866	Award Number: ID:
3776 South High Street Columbus, OH 43207
Effective «DATE_OF_GRANT», you have been granted a Cash Award. You will receive the cash subject to this award only if and when the applicable vesting conditions are satisfied. These vesting conditions and the other terms of this Cash Award are explained on the reverse side of this document.
The total cash you will receive if all applicable conditions are met is «TOTAL_VALUE».

BOB EVANS FARMS, INC.
By:
[Name] [Title] Date:
This Cash Award Notice and Agreement is not a negotiable instrument. The cash subject to this Cash Award cannot be transferred, pledged, assigned or otherwise encumbered until all applicable vesting conditions are satisfied.
By your receipt of this Cash Award Notice and Agreement, you and Bob Evans Farms, Inc. agree that this Cash Award is granted under and governed by the terms and conditions set forth on the reverse side of this Cash Award Notice and Agreement.
Section 409A of the Internal Revenue Code (“Section 409A”) imposes substantial penalties on persons who receive some forms of deferred compensation. Your Cash Award has been designed to avoid these penalties. However, because the Internal Revenue Service has not yet issued rules fully defining the effect of Section 409A, it may be necessary to revise your Cash Award Notice and Agreement if you are to avoid these penalties. By accepting this Cash Award, you agree to accept those revisions, without any further consideration, even if those revisions change the terms of your Cash Award and reduce its value or potential value.

Cash Award Notice and Agreement
Bob Evans Farms, Inc. (the “Company”) is pleased to inform you that you have been granted a “Cash Award.” This Cash Award Notice and Agreement sets forth the terms and conditions of this Cash Award. We urge you to review the following information carefully.

Cash Award Information:
Awardee:
Cash Award Date:
Amount of Cash Award:
Vesting:
You will satisfy the vesting requirements for your Cash Award pursuant to the following schedule:

On	The following Amount of Cash Will Vest

You also will satisfy the vesting requirements if you die, become disabled or retire before the dates shown in this table.
Your vested cash award will be given to you as soon as administratively feasible after it vests.
“Disability” means that, due to an illness or accident you are unable to perform your duties for the period of time benefits are payable under the Company’s short-term disability plan, as determined by an independent physician selected by the Company provided that you do not return to work full-time within 30 days after the Company notifies you that you are being terminated because of disability.
“Retire” means that you voluntarily terminate employment from the Company and all related entities on or after reaching age 55 and being credited with at least 10 years of service.
If your employment with the Company (and its subsidiaries) ends for any reason (other than retirement, death or disability) before the dates specified in the table above, you will forfeit the unvested portion of your Cash Award.
Restrictions on Transfer of a Cash Award: You may not pledge, transfer, assign, mortgage, sell or otherwise dispose or encumber your unvested Cash Award. Additionally, no interest in your unvested Cash Award may be subject to seizure for the payment of debts, judgments, alimony, or be reached or transferred in the event you become bankrupt or insolvent.
Tax Withholding: The Company must withhold federal, state and local taxes in connection with the vesting of your Cash Award. This amount will be deducted from the amount of cash actually paid to you.
Tax Consequences: This brief discussion of the federal tax rules that affect your Cash Award is provided as general information (not as personal tax advice) and is based on the Company’s understanding of federal tax laws and regulations in effect as of the date of this Cash Award.
You should consult with a tax or financial adviser to ensure you fully understand the tax ramifications of your Cash Award.
You will not be required to pay ordinary income taxes on the value of this Cash Award when issued. However, you will be required to pay federal, state and local income, wage and employment taxes when the vesting requirements are met. The amount taxed is the vested portion of the Cash Award on the date the vesting requirements are satisfied. The Company must withhold these taxes (see discussion of “Tax Withholding”).
IRS CIRCULAR 230 DISCLOSURE: In order to ensure compliance with requirements imposed by the U.S. Internal Revenue Service, we inform you that any federal tax advice contained in this communication (including any attachments) is not intended or written to be used, and it cannot be used, by any taxpayer for the purpose of (i) avoiding penalties that may be imposed under the U.S. Internal Revenue Code or (ii) promoting, marketing, or recommending to another person, any transaction or other matter addressed herein.